Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RESULTS FOR FISCAL 2008 FIRST QUARTER
AKRON, Ohio – January 4, 2008 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal first quarter ended November 30, 2007 were $496.6 million, a 12.2% increase over last year’s first-quarter net sales of $442.7 million. Tonnage was up 3.1% while changes in prices and product mix increased sales by 0.9%. The translation effect of foreign currencies, primarily the euro, increased sales by 8.2% or $36.1 million.
Net income for the first quarter was $10.0 million or $0.36 per diluted share compared with $2.4 million or $0.09 per diluted share for the first quarter of last year. The translation effect of foreign currencies increased net income by $1.6 million. Net income for the first quarter of fiscal 2008 also included:
•	Costs of $0.7 million ($1.0 million pre-tax) for certain employment termination costs in Europe, and

•	An after-tax charge of $0.4 million related to the final settlement of an insurance claim related to Hurricane Rita.
Net income for the fiscal 2007 first quarter was affected by the following items:
•	Accelerated depreciation of $0.3 million and restructuring expense of $0.1 million in the North America segment, and

•	A write-off of approximately $0.6 million ($1.0 million pre-tax) in costs associated with an acquisition that was not completed.
Excluding the unusual items, net income would be $11.1 million or $0.39 per diluted share for the first quarter of the current year compared with $3.4 million or $0.12 per diluted share in the first quarter of fiscal 2007.
Pre-tax income for the quarter was $14.4 million compared with $8.0 million in last year’s first quarter. Gross profit increased to $57.2 million or 11.5% of net sales from $49.5 million or 11.2% of net sales a year ago. The increase in gross profit as a percentage of net sales was primarily driven by an increase in average selling price which more than offset the increase in cost in the first quarter of fiscal 2008.
“It is notable that net income increased fourfold over last year’s first quarter, while gross profit as a percentage of sales increased by 30 basis points, despite challenging market conditions,” said Terry L. Haines, Chairman and retiring President and CEO. “Cost savings from our North America initiatives were a major factor in our improved performance.”
The effective tax rate for the first quarter was 30.6%, a decrease from 70.2% in last year’s comparable period. The decrease was driven by: a decrease in the U.S. pre-tax loss, for which no benefit is recognized; an increase in foreign pre-tax income in lower-rate jurisdictions;
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

recently implemented tax planning strategies; and recently enacted tax legislation in Germany, which reduced the German statutory rate by approximately 10 percentage points.
The quarter’s increase of $0.6 million in selling, general & administrative (SG&A) expense compared with last year’s first quarter was due primarily to the increase in foreign exchange rates offset by the benefits of the Company’s cost savings initiatives. Excluding the effects of foreign exchange, SG&A was down by $1.7 million, primarily in North America. As a percent of sales, SG&A declined to 8.2% in the quarter from 9.1% in the comparable period last year.
Cash flow from operations was $8.8 million for the first quarter of fiscal 2008, compared with $19.6 million in the first quarter of fiscal 2007. This decrease was primarily due to an increase in accounts receivable driven by the increase in sales in the quarter, and an increase in inventory primarily driven by the increase in foreign exchange rates partially offset by the increase in accounts payable. Days of inventory increased slightly from year-end results, but were lower than the comparable period last year. The Company remains committed to continuing its working capital reduction efforts.
Worldwide capacity utilization, calculated by dividing production pounds by practical capacity at each plant, was 95% in both the first quarter of fiscal 2008 and the comparable quarter last year. Capacity utilization for Europe and North America was 98% and 89%, respectively, for the current-year first quarter.
During fiscal 2008, management began excluding corporate and other charges from the North America and Europe operating segment results to better reflect the actual operating performance of the two segments. Prior to fiscal 2008, the Company allocated certain corporate expenses to the operating segments.
Europe (including Asia) Operations
Sales in A. Schulman’s Europe operations, including Asia, were $368.0 million for the quarter, up $43.6 million or 13.4% over the comparable quarter last year. Tonnage was up 1.0% for the quarter and changes in prices and product mix increased sales by 1.6%. The translation effect of foreign currencies, primarily the euro, increased sales by $35.0 million or 10.8%.
Gross profit for the quarter was $47.7 million, up from $41.5 million in the year-ago quarter. Foreign currency translation increased gross profit by $4.7 million for the quarter and was partially offset by the impact of employment termination costs which reduced gross profit by $1.0 million. The favorable impact of product mix and efforts to control plant expenses resulted in an increase in the gross profit margin to 13.0% from 12.8% compared with the first quarter of last year.
Operating income for the fiscal first quarter was $22.6 million compared with $18.8 million in the comparable quarter last year, an increase of $3.8 million. The gross profit increase of $6.2 million was offset by an increase of $2.4 million in SG&A. The increase in foreign exchange rates was the largest contributor to the increase in Europe SG&A. Excluding the effect of foreign exchange, SG&A was about flat with the comparable period.
North America Operations
Sales in the Company’s North America operations for the fiscal 2008 first quarter were $128.6 million, up approximately 8.7% from last year’s first-quarter sales of $118.3 million. Tonnage was up 8.6% for the quarter while changes in prices and product mix reduced sales by 0.9%. The translation effect of foreign currencies increased sales by 1.0%.
For the first quarter, North America gross profit was $9.5 million, up from $8.1 million in last year’s comparable quarter. This increase is despite the additional cost of $0.7 million related to the Company’s investment in the new Invision® product line compared with the year-ago quarter. Gross profit margin increased to 7.4% of sales, compared with 6.8% of sales in last year’s first quarter. The increase in gross profit margin over last year was primarily attributable to product mix and the benefits from the restructuring savings plan implemented in fiscal 2007.
North America operating loss for the fiscal 2008 first quarter was $3.2 million, compared with a loss of $6.2 million in the comparable period last year. The decrease in the loss was due to an increase of $1.4 million in gross profit and a decrease of $1.7 million in SG&A. The impact of the Company’s cost savings programs was the largest contributor to the decrease in North America SG&A. Costs related to Invision® totaling $1.9 million are included in the loss for the current-year quarter, compared with Invision®-related costs of $1.2 million for the first quarter of fiscal 2007.
“Our North America cost savings initiatives remain on track, and the Company is committed to realizing savings in fiscal 2008 as a result of this effort,” Haines said. “We are also pleased with the progress of Invision® which continues to generate significant interest from potential customers.”
Business Outlook
A. Schulman expects challenging market conditions throughout the remainder of the fiscal year as a result of high and volatile oil prices and a slow automobile market. To offset these pressures, the Company expects to see continued benefits from both its ongoing savings initiatives and its newly reorganized, focused North America business units.
For the full year of fiscal 2008, the Company continues to expect net income exceeding $36.0 million, which represents a significant improvement from fiscal 2007. However, the agreements related to the CEO transition are not finalized. The Company will provide details related to any transition charges in its fiscal second-quarter earnings release.
“I would like to thank our former President and CEO, Terry L. Haines, for his many years of contributions to our Company,” said Joseph M. Gingo, newly appointed President and CEO. “I am very excited about this opportunity to lead the Company. I am going to act quickly to implement my 100-day plan to accelerate our drive towards profitable growth, and I look forward to working with our team of employees as we pursue this goal. I am confident that we have significant opportunities ahead at A. Schulman and believe that effective execution of our strategy will maximize value for all stockholders. I also want to assure stockholders that our current independent Board is highly qualified, energized and extremely focused on ensuring that we execute on our strategic initiatives, keep the lines of communication open and deliver on our promises.”
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share.

A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2008 first-quarter earnings can be accessed at 2 p.m. Eastern time on Friday, January 4, 2008, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 866-277-1184, passcode 47080248.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,500 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
On December 19, 2007, A. Schulman filed a definitive proxy statement in connection with its 2007 annual meeting of stockholders. A. Schulman has furnished a definitive proxy statement to its stockholders, together with a WHITE proxy card. A. Schulman’s stockholders are strongly advised to read the proxy statement as it contains important information. Stockholders may obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by A. Schulman with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement also will be available for free at A. Schulman’s Internet website at www.aschulman.com or by writing to A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. In addition, copies of the proxy materials may be requested by contacting A. Schulman’s proxy solicitor, Georgeson Inc., toll-free at 1-877-668-1646 or by email at aschulmaninc@georgeson.com. Detailed information regarding the interests of individuals who are participants in the solicitation of proxies of A. Schulman’s stockholders is available in the definitive proxy statement.

A. Schulman, Inc. and its Consolidated Subsidiaries
Consolidated Statements of Income (Unaudited)
 (In thousands except per share data)

	Three months ended
	November 30, 2007	November 30, 2006
Net sales	$496,575	$442,728

Cost of sales	439,404	393,188
Selling, general and administrative expenses	40,889	40,248
Interest expense	1,611	1,831
Foreign currency transaction (gains) losses	133	(514)
Minority interest	245	233
Interest income	(482)	(361)
Other (income) expense	332	25
Restructuring expense — North America	6	118

	482,138	434,768

Income before taxes	14,437	7,960

Provision for U.S. and foreign income taxes	4,412	5,589

Net income	10,025	2,371

Less: Preferred stock dividends	(13)	(13)

Net income applicable to common stock	$10,012	$2,358

Weighted average number of shares outstanding:
Basic	27,521	26,879
Diluted	27,770	27,311

Earnings per share of common stock:
Basic	$0.36	$0.09
Diluted	$0.36	$0.09

A. Schulman, Inc.
Consolidated Balance Sheets

	November 30, 2007	August 31, 2007
	Unaudited
	(In thousands except share data)
Assets
Current assets:
Cash and cash equivalents	$41,776	$43,045
Accounts receivable, less allowance for doubtful accounts of $9,672 at November 30, 2007 and $9,056 at August 31, 2007	348,547	317,774
Inventories, average cost or market, whichever is lower	292,057	263,047
Prepaid expenses and other current assets	17,837	16,163

Total current assets	700,217	640,029

Other assets:
Cash surrender value of life insurance	2,228	2,231
Deferred charges and other assets	23,669	21,784
Goodwill	9,848	9,350
Intangible assets	178	174

	35,923	33,539

Property, plant and equipment, at cost:
Land and improvements	17,485	16,768
Buildings and leasehold improvements	153,614	145,952
Machinery and equipment	369,274	352,044
Furniture and fixtures	41,884	38,955
Construction in progress	16,160	13,035

	598,417	566,754

Accumulated depreciation and investment grants of $1,248 at November 30, 2007 and $1,322 at August 31, 2007	389,264	366,207

	209,153	200,547

	$945,293	$874,115

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$1,748	$2,762
Accounts payable	161,072	141,838
U.S. and foreign income taxes payable	3,703	11,544
Accrued payrolls, taxes and related benefits	32,742	32,249
Other accrued liabilities	41,286	33,112

Total current liabilities	240,551	221,505

Long-term debt	132,226	123,080
Other long-term liabilities	104,571	91,316
Deferred income taxes	5,672	5,640
Minority interest	5,506	5,561
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding - 10,564 shares at November 30, 2007 and August 31, 2007	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 42,068,518 shares at November 30, 2007 and 41,784,640 shares at August 31, 2007	42,069	41,785
Other capital	105,430	103,828
Accumulated other comprehensive income	69,920	50,092
Retained earnings	517,455	509,415
Treasury stock, at cost, 14,113,977 shares at November 30, 2007 and August 31, 2007	(279,164)	(279,164)

Common stockholders’ equity	455,710	425,956

Total stockholders’ equity	456,767	427,013

	$945,293	$874,115

A. Schulman, Inc.
Consolidated Statements of Cash Flows

	Three months ended
	November 30,
	2007	2006
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$10,025	$2,371
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	7,079	6,207
Deferred tax provision	85	(765)
Pension and other deferred compensation	2,710	1,594
Postretirement benefit obligation	304	840
Minority interest in net income of subsidiaries	245	233
Restructuring charges, including $253 of accelerated depreciation in fiscal 2007	6	371
Changes in assets and liabilities:
Accounts receivable	(13,367)	(5,973)
Inventories	(14,577)	21,379
Accounts payable	12,445	(8,980)
Restructuring payments	(71)	(4)
Income taxes	(873)	(1,929)
Accrued payrolls and other accrued liabilities	3,377	4,460
Changes in other assets and other long-term liabilities	1,397	(172)

Net cash provided from (used in) operating activities	8,785	19,632

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(8,157)	(5,333)
Disposals of property, plant and equipment	138	33

Net cash used in investing activities	(8,019)	(5,300)

Provided from (used in) financing activities:
Cash dividends paid	(4,063)	(3,921)
Increase (decrease) in notes payable	(1,229)	(8,505)
Borrowings on revolving credit facilities	34,628	40,813
Repayments on revolving credit facilities	(32,073)	(16,785)
Cash distributions to minority shareholders	(300)	(300)
Exercise of stock options	861	4,789
Purchase of treasury stock	—	(18,107)

Net cash provided from (used in) financing activities	(2,176)	(2,016)

Effect of exchange rate changes on cash	141	22

Net increase (decrease) in cash and cash equivalents	(1,269)	12,338
Cash and cash equivalents at beginning of period	43,045	50,662

Cash and cash equivalents at end of period	$41,776	$63,000

Supplemental Segment Information (Unaudited)
(In thousands)

	North America	Europe	Corporate and Other	Consolidated
Three months ended November 30, 2007:
Net sales to unaffiliated customers	$128,570	$368,005	$—	$496,575

Gross profit	$9,501	$47,670	$—	$57,171

Operating income (loss)	$(3,160)	$22,578	$(3,381)	$16,037
Interest expense, net	—	—	(1,129)	(1,129)
Foreign currency transaction gains (losses)	—	—	(133)	(133)
Other income (expense)	—	—	(332)	(332)
Restructuring — North America	—	—	(6)	(6)

Income (loss) before taxes	$(3,160)	$22,578	$(4,981)	$14,437

	North America	Europe	Corporate and Other	Consolidated
Three months ended November 30, 2006:
Net sales to unaffiliated customers	$118,294	$324,434	$—	$442,728

Gross profit	$8,067	$41,473	$—	$49,540

Operating income (loss)	$(6,236)	$18,816	$(3,521)	$9,059
Interest expense, net	—	—	(1,470)	(1,470)
Foreign currency transaction gains (losses)	—	—	514	514
Other income (expense)	—	—	(25)	(25)
Restructuring — North America	—	—	(118)	(118)

Income (loss) before taxes	$(6,236)	$18,816	$(4,620)	$7,960

Reconciliation of Non-GAAP Financial Measures
A. Schulman, Inc.
Net Income and Earnings Per Share Reconciliation
(In thousands except share data)

	Three months ended		Three months ended
	November 30, 2007		November 30, 2006
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
Net income applicable to common stock	$10,012	$0.36	$2,358	$0.09

Adjustments, net of tax, per diluted share:
Restructuring — North America	—	—	118	0.00
Accelerated depreciation — North America	—	—	253	0.01
Legal fees related to potential acquisition — Europe	—	—	628	0.02
Employee termination costs — Europe	674	0.02	—	—
Insurance claim settlement adjustment — North America	368	0.01	—	—

Net income applicable to common stock before unusual items	$11,054	$0.39	$3,357	$0.12

Weighted-average number of shares outstanding — Diluted		27,770		27,311